Exhibit 10.2
Amendment No. 1
To
AGREEMENT
THIS AMENDMENT NO. 1 (this “Amendment”) is dated as of this 15th day of November, 2005 between Timothy W. Miciotto and Global Industries Offshore, L.L.C., a Louisiana limited liability company (“Global Offshore”), and is effective as of the effective date as set forth herein.
WITNESSETH:
Whereas, Mr. Miciotto is an employee of Global Offshore and serves as Chief Financial Officer of Global Offshore’s parent, Global Industries, Ltd. (hereinafter, together with its subsidiaries and affiliates referred to as “the Company”) but desires to retire from the Company; and
Whereas, Mr. Miciotto and the Company entered into that certain Agreement dated June 9, 2005 (the “Agreement”) whereby Mr. Miciotto agreed to continue his employment with the Company until the end of the current year to assist with the transition after his retirement; and
Whereas, Mr. Miciotto and the Company now desire to amend the Agreement to continue Mr. Miciotto’s employment with the Company from the end of the current year through December 31, 2006 as Sr. Vice President and Financial Advisor to the President (“Financial Advisor”);
Now, therefore, in consideration of the above premises, the agreements and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.	Paragraph 1 of the Agreement is hereby amended in its entirety to read as follows:
Mr. Miciotto agrees to continue his employment with the Company as Financial Advisor or in such other capacity as the Company shall direct with duties as are appropriate to an executive officer or senior financial officer through December 31, 2006. Except as provided in paragraph 3 of this Agreement, Mr. Miciotto acknowledges and agrees that he will continue to devote his full professional time, efforts, skills and attention to the affairs of the Company on a full-time basis.
2.	Paragraph 2 of the Agreement is hereby amended in its entirety to read as follows:
Mr. Miciotto will be paid at his current annual base salary through December 31, 2006 in accordance with the Company’s past practice and policies and will receive the following additional compensation upon satisfactory completion of his employment through December 31, 2005, or if he is involuntarily separated from the Company prior to December 31, 2005 by the Company other than “for cause” (as defined in paragraph 3 hereof), then:
A.	The Company will pay to Mr. Miciotto a lump sum payment of $101,610. This amount shall be paid as soon as administratively feasible, but in no event later than March 15, 2006.
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B.	The Company will pay or reimburse 50% of the cost of Execucare COBRA premiums for up to 18 months beginning with the date Mr. Miciotto separates from the Company, but conditioned upon Mr. Miciotto’s election of, and continued eligibility for and participation in, COBRA coverage.

C.	In connection with any sale of his residence for which the Company is obligated to reimburse realtor commissions and closing costs, the Company will pay for or reimburse Mr. Miciotto for the actual reasonable costs of shipment of his household goods within a 500 mile radius of Lake Charles, Louisiana.
3.	Paragraph 3 of the Agreement is hereby amended in its entirety to read as follows:
If Mr. Miciotto voluntarily terminates his employment with the Company prior to December 31, 2005, then, in lieu of the payments and benefits that might otherwise become due pursuant to paragraph 2 or any plan or policy of the Company, he will receive severance pay equal to $46,305. Such amount shall be paid in a lump sum as soon as administratively feasible after separation from the Company, but in no event later than March 15, 2006. If Mr. Miciotto’s employment is terminated by the Company “for cause” prior to December 31, 2005, then he shall not be entitled to receive and the Company shall not be obligated to provide any of the payments or benefits that might otherwise become due under paragraph 2 hereof or the first sentence of this paragraph 3.
If Mr. Miciotto voluntarily terminates his employment with the Company after December 31, 2005 but prior to December 31, 2006 for “good reason” or if the Company terminates Mr. Miciotto’s employment with the Company after December 31, 2005 but prior to December 31, 2006 other than “for cause”, then the Company agrees to pay monthly the full amount of his current base salary through December 31, 2006; provided, that if Mr. Miciotto terminates his employment for good reason, then Mr. Miciotto agrees to be available through December 31, 2006 to render services to the Company as a financial advisor or in such other capacity as the Company shall direct with duties as are appropriate to an executive officer or senior financial officer.
If Mr. Miciotto voluntarily terminates his employment with the Company after December 31, 2005 but prior to December 31, 2006 other than for “good reason” or if the Company terminates Mr. Miciotto’s employment with the Company after December 31, 2005 but prior to December 31, 2006 “for cause”, then Mr. Miciotto shall not be entitled to any further compensation from and after the date Mr. Miciotto separates from the Company.
For purposes of this Agreement “for cause” shall mean termination due to willful misconduct, gross negligence, acts of dishonesty against the Company or illegal acts related to his employment or the Company’s business.
For purposes of this Agreement “good reason” shall mean termination due to: (i) a material change in Mr. Miciotto’s duties as Financial Advisor; or (ii) if the Company requires Mr. Miciotto to change his principal place of employment by more than 50 miles from its current location in Carlyss, Louisiana.
4.	Except as expressly modified and amended herein, all terms and conditions of the Agreement shall remain in full force and effect.
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EACH OF THE PARTIES ACKNOWLEDGE AND AGREE TO THE TERMS OF THIS AMENDMENT. THIS 15th DAY OF NOVEMBER, 2005. UNLESS REVOKED PRIOR THERETO BY EITHER PARTY, THIS AMENDMENT SHALL BE EFFECTIVE AT THE CLOSE OF BUSINESS ON NOVEMBER 23, 2005.

WITNESS:

/s/ Timothy W. Miciotto

Timothy W. Miciotto

WITNESS:

	BY:	/s/ Mike J. Buckley

Mike J. Buckley
Sr. Vice President — Human Resources
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